                                CREDIT AGREEMENT

                                     BETWEEN

                       ANALYSTS INTERNATIONAL CORPORATION

                                       AND

                  NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION







                         CLOSING DATE: JANUARY 31, 2000

===============================================================================
                      $25,000,000 REVOLVING CREDIT FACILITY
===============================================================================

                                    [LOGO]

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                                TABLE OF CONTENTS
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ARTICLE I DEFINITIONS......................................................................1
     Section 1.1  Definitions..............................................................1

ARTICLE II AMOUNT AND TERMS OF THE LOANS; LETTERS OF CREDIT................................8
     Section 2.1 Facility..................................................................8
     Section 2.2 Procedure for Advances....................................................8
     Section 2.3 Interest on Note..........................................................9
     Section 2.4  Letters of Credit.......................................................10
     Section 2.5 Payments.................................................................11
     Section 2.6 Fees.....................................................................11
     Section 2.7 Prepayments..............................................................12
     Section 2.8  Termination of Facility or Reduction of the Facility Amount.............12
     Section 2.9 Payments.................................................................12
     Section 2.10 Increased Costs; Capital Adequacy; Funding Exceptions...................13
     Section 2.11 Funding Losses..........................................................16
     Section 2.12 Discretion of Bank as to Manner of Funding..............................17
     Section 2.13 Conclusiveness of Statements; Survival of Provisions....................17
     Section 2.14  Computation of Interest and Fees.......................................17

ARTICLE III CONDITIONS PRECEDENT..........................................................17
     Section 3.1  Initial Conditions Precedent............................................17
     Section 3.2  Conditions Precedent to All Advances  and Letters of Credit.............18

ARTICLE IV REPRESENTATIONS AND WARRANTIES.................................................19
     Section 4.1  Existence and Power.....................................................19
     Section 4.2  Authorization of Borrowing; No Conflict as to Law or Agreements.........19
     Section 4.3  Legal Agreements........................................................19
     Section 4.4  Subsidiaries............................................................20
     Section 4.5  Financial Condition.....................................................20
     Section 4.6  Adverse Change..........................................................20
     Section 4.7  Litigation..............................................................20
     Section 4.8  Hazardous Substances....................................................20
     Section 4.9  Regulation U............................................................20
     Section 4.10  Taxes..................................................................21
     Section 4.11  Titles and Liens.......................................................21
     Section 4.12  ERISA..................................................................21

ARTICLE V AFFIRMATIVE COVENANTS...........................................................21
     Section 5.1  Financial Statements....................................................22
     Section 5.2  Books and Records; Inspection and Examination...........................23
     Section 5.3  Compliance with Laws....................................................24
     Section 5.4  Payment of Taxes and Other Claims.......................................24
     Section 5.5  Maintenance of Properties...............................................24


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     Section 5.6  Insurance...............................................................24
     Section 5.7  Preservation of Corporate Existence.....................................25
     Section 5.9  Cash Flow Leverage Ratio................................................25
     Section 5.10  Debt Service Coverage Ratio............................................25
     Section 5.11  Capitalization Ratio...................................................25

ARTICLE VI NEGATIVE COVENANTS.............................................................25
     Section 6.1  Liens...................................................................25
     Section 6.2  Indebtedness............................................................27
     Section 6.3  Guaranties..............................................................27
     Section 6.4  Investments.............................................................28
     Section 6.5  Restricted Payments.....................................................28
     Section 6.7  Sale of Assets..........................................................29
     Section 6.8 Transactions with Affiliates.............................................29
     Section 6.9  Consolidation and Merger................................................29
     Section 6.10  Sale and Leaseback.....................................................30
     Section 6.11  Subordinated Debt......................................................30
     Section 6.12 Amendments to Note Purchase Agreement...................................30
     Section 6.13  Capital Expenditures...................................................31
     Section 6.15  Hazardous Substances...................................................31
     Section 6.16  Restrictions on Nature of Business.....................................31

ARTICLE VII EVENTS OF DEFAULT, RIGHTS AND REMEDIES........................................31
     Section 7.1  Events of Default.......................................................31
     Section 7.2  Rights and Remedies.....................................................33
     Section 7.3  Pledge of Cash Collateral Account.......................................34

ARTICLE VIII MISCELLANEOUS................................................................35
     Section 8.1  No Waiver; Cumulative Remedies..........................................35
     Section 8.2  Amendments, Etc.........................................................35
     Section 8.3  Notice..................................................................35
     Section 8.4  Participations..........................................................35
     Section 8.5  Disclosure of Information...............................................36
     Section 8.6 Costs and Expenses.......................................................36
     Section 8.7 Indemnification by Borrower..............................................36
     Section 8.8  Execution in Counterparts...............................................36
     Section 8.9  Binding Effect, Assignment..............................................37
     Section 8.10  Governing Law..........................................................37
     Section 8.11 Consent to Jurisdiction.................................................37
     Section 8.12 Waiver of Jury Trial....................................................37
     Section 8.13  Severability of Provisions.............................................37
     Section 8.14  Prior Agreements.......................................................37
     Section 8.15  Headings...............................................................38
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                                CREDIT AGREEMENT

                          Dated as of January 31, 2000

                  Analysts International Corporation, a Minnesota corporation (the "Borrower"), and Norwest Bank Minnesota, National Association, a national banking association (the "Bank"), agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

SECTION 1.1  DEFINITIONS.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                           (a) the terms defined in this Article have the
                  meanings assigned to them in this Article, and include the plural as well as the singular; and

                           (b) all accounting terms not otherwise defined herein
                  have the meanings assigned to them in accordance with GAAP.

                  "Advance" means an advance by the Bank to the Borrower pursuant to Article II.

                  "Affiliate" means (a) any director or officer of the Borrower,
         (b) any Person who, individually or with his immediate family, directly or indirectly beneficially owns or holds 5% or more of the voting interest of the Borrower, or (c) any corporation, partnership or other Person in which any Person or group of Persons described above directly or indirectly owns a 5% or greater equity interest.

                  "Agreement" means this Credit Agreement.

                  "Base Rate" means an annual rate equal to the higher of:

                           (a) the rate of interest publicly announced from time to time by the Bank as its "prime" or "base" rate or, if the Bank ceases to announce a rate so designated, any similar successor rate designated by the Bank, or

                           (b) the Federal Funds Rate plus 50 basis points (0.50% per annum).

                  "Business Day" means a day other than a Saturday, Sunday, United States national holiday or other day on which banks in Minnesota are permitted or required by law to close. Whenever the context relates to a Eurodollar Rate Funding or the fixing of a Eurodollar Rate, "Business Day" means a day (i) that meets the foregoing definition, and (ii) on which dealings in U.S. dollar deposits are carried on in the London interbank eurodollar market.

                   "Capital Expenditure" means any expenditure of money for the purchase or construction of fixed assets or for the purchase or construction of any other assets, or for improvements or additions thereto, which are capitalized on the Borrower's balance sheet.

                  "Capitalization Ratio" means, at any Covenant Computation Date, the ratio of (A) total Funded Debt as at that Covenant Computation Date, to (B) total Funded Debt as at that Covenant Computation Date plus Net Worth as at that Covenant Computation Date, all determined with respect to the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

                   "Cash Collateral Account" means an account maintained with the Bank in which funds are deposited pursuant to Section 2.4(f) or
         Section 7.2(c).

                  "Cash Flow Leverage Ratio" means, at any Covenant Computation Date, the ratio of (A) total Funded Debt as at that Covenant Computation Date, to (B) EBITDA during the Covenant Computation Period then ending, all determined with respect to the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

                  "Change of Control" means either (i) the acquisition by any "person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) of beneficial ownership (as defined in Rules 13d-3 and 13d-5 of the Securities and Exchange Commission, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the then-outstanding voting capital stock of the Borrower; or (ii) a change in the composition of the board of directors of the Borrower such that continuing directors cease to constitute more than 50% of such board of directors. As used in this definition, "continuing directors" means (i) those members of the board of directors of the Borrower who assumed office prior to the date hereof, and (ii) those members of the board of directors of the Borrower who assume office after the date hereof and whose appointment or nomination for election by the Borrower's shareholders was approved by a vote of at least 50% of the directors of the Borrower in office immediately prior to such appointment or nomination.

                   "Compliance Certificate" means a certificate in substantially the form of Exhibit C, or such other form as the Borrower and the Bank may from time to time agree upon in writing, executed by the chief financial officer of the Borrower, stating (i) that any financial statements delivered therewith have been prepared in accordance with GAAP, subject to year-end adjustments, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with


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

         respect thereto and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants.

                  "Covenant Computation Date" means the last day of each fiscal quarter of the Borrower.

                  "Covenant Computation Period" means any period of 12 calendar months ending on a Covenant Computation Date.

                  "Debt Service Coverage Ratio" means, at any Covenant Computation Date, the ratio of (i) EBITDA less Capital Expenditures, taxes and Restricted Payments (excluding Restricted Payments permitted under Section 6.5(a)) during the Covenant Computation Period then ending, to (ii) Debt Service Requirements as of that Covenant Computation Date, all determined with respect to the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

                  "Debt Service Requirements" means, at any Covenant Computation Date, the sum of all payments of principal and interest required to be paid by the Borrower or any Subsidiary during the immediately succeeding Covenant Computation Period on any Funded Debt in accordance with the terms of the instruments evidencing such Funded Debt. For purposes of determining Debt Service Requirements with respect to any Funded Debt bearing interest at a floating rate, the floating rate shall be assumed to be fixed for the period in question at the floating rate in effect on the first day of such period.

                  "Default" means an event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.

                  "EBITDA" means, with respect to a Covenant Computation Period, Pre-Tax Earnings (excluding non-cash income) PLUS Interest Expense and Non-Cash Charges, in each case excluding extraordinary items, determined with respect to the Borrower during such Covenant Computation Period.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" means any trade or business (whether or not incorporated) that is, along with the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Internal Revenue Code of 1986, as amended.

                  "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C.
         Section 6901 ET SEQ., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802 ET SEQ., the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET

         SEQ., the Federal Water Pollution Control Act, 33 U.S.C. Section 1252 ET SEQ., the Clean Water Act, 33 U.S.C. Section 1321 ET SEQ., the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ., and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which may relate to or deal with human health or the environment, all as may be from time to time amended.

                  "Eurodollar Rate" means the annual rate equal to the sum of
         (i) the rate obtained by dividing (a) the rate (rounded up to the nearest 1/16 of 1%) determined by the Bank to be the average rate at which U.S. dollar deposits are offered to the Bank by major banks in the London interbank market for funds to be made available on the first day of any Interest Period in an amount approximately equal to the amount for which a Eurodollar Rate quotation has been requested and maturing at the end of such Interest Period, by (b) a percentage equal to 100% minus the Federal Reserve System requirement (expressed as a percentage) applicable to such deposits, and (ii) the applicable Margin.

                   "Eurodollar Rate Funding" means any Advance or Note, or any portion thereof, bearing interest at a Eurodollar Rate.

                  "Event of Default" has the meaning specified in Section 7.1.

                  "Facility" means the revolving credit facility established under Section 2.1.

                  "Facility Amount" means $25,000,000, unless said amount is reduced pursuant to Section 2.8, in which event it means the amount to which said amount is reduced.

                  "Facility Termination Date" means December 31, 2002, or the earlier date of termination of the Facility pursuant to Section 2.8 or 7.2(a).

                  "Federal Funds Rate" means at any time an interest rate per annum equal to the weighted average of the rates for overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the Bank from three federal funds brokers of recognized standing selected by it, it being understood that the Federal Funds Rate for any day which is not a Business Day shall be the Federal Funds Rate for the next preceding Business Day.

                  "Financial Covenant" means any of the Borrower's obligations set forth in Sections 5.8, 5.9, 5.10 and 6.12 of this Agreement

                  "Floating Rate" means an annual rate equal to the sum of the Base Rate and the applicable Margin, which rate shall change when and as the Base Rate or the Margin changes.

                  "Floating Rate Funding" means any Advance or Note, or any portion thereof, bearing interest at the Floating Rate.

                  "Funded Debt" of any Person means (i) all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet of that Person as at the date as of which Funded Debt is to be determined, excluding, however, accounts payable and accrued liabilities incurred in the ordinary course of that Person's business that are owed to sellers of goods or services to that Person and are in an amount not greater than the cost of such goods or services, (ii) indebtedness secured by any Lien on property owned by such Person, whether or not the indebtedness secured thereby shall have been assumed, (iii) obligations of such Person to pay money under non-compete, consulting or similar agreements (specifically excluding deferred compensation for which the Borrower has provided adequate reserves in accordance with GAPP or, if less, in an amount acceptable to the Bank), and (iv) guaranties and endorsements (other than for purposes of collection in the ordinary course of business) by such Person and other contingent obligations of such Person in respect of, or to purchase or otherwise acquire, indebtedness of others. For purposes of determining a Person's aggregate Funded Debt at any time, "Funded Debt" shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP. Unless otherwise stated, Funded Debt means Funded Debt of the Borrower and its Subsidiaries.

                  "Funding" means a Floating Rate Funding or a Eurodollar Rate Funding.

                  "GAAP" means generally accepted accounting principles as in effect from time to time applied on a basis consistent with the accounting practices applied in the financial statements of the Borrower and its Subsidiaries referred to in Section 4.5.

                  "Hazardous Substance" means any asbestos, urea-formaldehyde, polychlorinated biphenyls ("PCBs"), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law.

                  "Interest Expense" means, with respect to a Covenant Computation Period, the total gross interest expense on all Funded Debt during such period, and shall in any event include, without limitation and without duplication, (a) accrued interest (whether or not paid) on all Funded Debt, (b) the amortization of Funded Debt discounts, (c) the amortization of all fees payable in connection with the incurrence of Funded Debt to the extent included in interest expense, and (d) the interest portion of any capitalized lease expenditure, all determined with respect to the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.


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

                  "Interest Period" means, with respect to any Eurodollar Rate Funding, a period of one, two, three or six months beginning on a Business Day, as elected by the Borrower.

                  "L/C Amount" means the sum of (i) the aggregate face amount of any issued and outstanding Letters of Credit, plus (ii) amounts drawn under Letters of Credit for which the Bank has neither been reimbursed nor made any Advance.

                  "L/C Sublimit" means $5,000,000.

                  "Letter of Credit" has the meaning set forth in Section 2.4.

                  "Level Status" means Level I, Level II or Level III, each as defined in Exhibit A and determined pursuant to Section 2.3(e) and Exhibit A.

                  "Lien" means any mortgage, deed of trust, lien, pledge, security interest or other charge or encumbrance, of any kind whatsoever, including but not limited to the interest of the lessor or titleholder under any capitalized lease, title retention contract or similar agreement.

                  "Loan Documents" means this Agreement and the Note.

                  "Margin" means (i) with respect to the Floating Rate, the annual percentage set forth opposite the applicable Level Status below the heading "Floating Rate Margin" in Exhibit A; (ii) with respect to any Eurodollar Rate, the annual percentage set forth opposite the applicable Level Status below the heading "Eurodollar Rate Margin" in Exhibit A; (iii) with respect to letter of credit fees payable under
         Section 2.4(d), the annual percentage set forth opposite the applicable Level Status below the heading "Eurodollar Rate Margin" in Exhibit A; and (iv) with respect to the Non-Usage Fee, the annual percentage set forth opposite the applicable Level Status below the heading "Non-Usage Fee" in Exhibit A, as such percentages may be adjusted from time to time pursuant to Section 2.3.

                   "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), properties, or operations of the Borrower or any Subsidiary.

                  "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

                  "Net Income" means, with respect to a Covenant Computation Period, after-tax net income, determined with respect to the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

                  "Net Worth" means the aggregate of capital and retained earnings, all determined with respect to the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.


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

                  "Non-Cash Charges" means, with respect to a Covenant Computation Period, depreciation, amortization, deferred taxes and other non-cash charges which have the effect of reducing Pre-Tax Earnings or Net Income, all determined with respect to the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

                  "Note" means the Borrower's promissory note in the form of Exhibit B hereto.

                  "Note Purchase Agreement" means the Note Purchase Agreement dated December 30, 1998, pursuant to which the Borrower has issued its 7.00% Senior Notes due December 30, 2006. Unless otherwise stated herein, "Note Purchase Agreement" means such Note Purchase Agreement without regard to any modification, amendment, waiver or termination thereof except as expressly approved by the Bank for purposes of this Agreement.

                  "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                  "Plan" means an employee benefit plan or other plan maintained for employees of the Borrower or any Subsidiary or ERISA Affiliate and covered by Title IV of ERISA.

                  "Pre-Tax Earnings" means, with respect to a Covenant Computation Period, Net Income, PLUS any provision for income taxes, all determined with respect to the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

                  "Reportable Event" means (i) a "reportable event" described in
         Section 4043 of ERISA and the regulations issued thereunder, (ii) a withdrawal from any Plan, as described in Section 4063 of ERISA, (iii) an action to terminate a Plan for which a notice is required to be filed under Section 4041 of ERISA, (iv) any other event or condition that might constitute grounds for termination of, or the appointment of a trustee to administer, any Plan, or (v) a complete or partial withdrawal from a Multiemployer Plan as described in Sections 4203 and 4205 of ERISA.

                  "Restricted Payment" means any payment made by the Borrower on account of any equity interest in the Borrower, including but not limited to any dividend and any payment in purchase, redemption or other retirement of any stock or membership interest.

                  "Subordinated Debt" means Funded Debt of the Borrower or any Subsidiary which is subordinated in right of payment to all indebtedness of the Borrower to the Bank, on terms that have been approved in writing by the Bank and that have been noted by appropriate legend on all instruments evidencing the Subordinated Debt.

                   "Subsidiary" means (i) any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries, (ii) any partnership of which 50% or more of the partnership interests therein are directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries, and (iii) any limited liability company or other form of business organization the effective control of which is held by the Borrower, the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

                  "Welfare Plan" means a "welfare plan" as defined in Section 3(1) of ERISA.

                                   ARTICLE II
                AMOUNT AND TERMS OF THE LOANS; LETTERS OF CREDIT

SECTION 2.1 FACILITY.

The Bank agrees, on the terms and subject to the conditions hereinafter set forth, to make Advances to the Borrower from time to time during the period from the date hereof to and including the Facility Termination Date in an aggregate amount not to exceed at any time outstanding the Facility Amount, less the L/C Amount. The proceeds of each Advance shall be used for the Borrower's general corporate purposes. Each Advance shall be in the amount of $250,000 or a multiple thereof. Within the limits of the Facility Amount, the Borrower may borrow, prepay pursuant to Section 2.7 and reborrow under this Section 2.1. All Advances shall be evidenced by the Note, payable to the order of the Bank. The Note shall bear interest on the unpaid principal amount thereof from the date thereof until paid as set forth in Section 2.3.

SECTION 2.2 PROCEDURE FOR ADVANCES.

Each Advance shall be made on at least one Business Day's prior written request from the Borrower to the Bank or telephonic request from any person purporting to be authorized to request Advances on behalf of the Borrower, which request shall specify the date of the requested Advance and the amount thereof. Upon fulfillment of the applicable conditions set forth in Article III, the Bank shall disburse the amount of the requested Advance by crediting the same to the Borrower's demand deposit account maintained with the Bank or in such other manner as the Bank and the Borrower may from time to time agree. The Borrower shall promptly confirm each telephonic request for an Advance by executing and delivering an appropriate confirmation certificate to the Bank. The Borrower shall be obligated to repay all Advances notwithstanding the failure of the Bank to receive such confirmation and notwithstanding the fact that the person requesting same was not in fact authorized to do so. Any request for an Advance shall be deemed to be a representation that the statements set forth in Section
3.2 are correct.

SECTION 2.3 INTEREST ON NOTE.

                  (a) FLOATING RATE FUNDINGS. Unless the Borrower elects a Eurodollar Rate pursuant to this Section, the principal balance of the Note shall bear interest at the Floating Rate.

                  (b) EURODOLLAR RATE FUNDINGS. So long as no Default or Event of Default exists, the Borrower may request that a portion of any requested Advance constitute a Eurodollar Funding, or may convert all or any part of any outstanding Floating Rate Funding into a Eurodollar Rate Funding, or may request that a Eurodollar Rate Funding be converted at the end of the applicable Interest Period to another Eurodollar Rate Funding, by giving notice to the Bank of such request or conversion not later than 10:30 a.m. (Minneapolis time) on a Business Day which is at least three Business Days prior to the date of the requested Advance or conversion. Each such notice shall be effective upon receipt by the Bank, shall be in writing or by telephone or telecopy transmission, shall specify the date and amount of such Advance or conversion, and the Interest Period therefor. The Interest Period applicable to each Eurodollar Rate Funding shall begin on a Business Day, and the amount of each Eurodollar Rate Funding shall be equal to an integral multiple of $500,000. Subject to the terms and conditions hereof, the principal amount specified by the Borrower in the applicable request for a Eurodollar Rate Funding shall bear interest from and including the first day of the Interest Period specified therein to but not including the last day of such Interest Period, at the Eurodollar Rate applicable thereto, determined as set forth herein (subject to fluctuations in the applicable Margin). Unless the Borrower requests a new Eurodollar Rate Funding in accordance with the procedures set forth above, or prepays the principal of an outstanding Eurodollar Rate Funding at the expiration of an Interest Period, the Bank shall automatically and without request of the Borrower convert each Eurodollar Rate Funding to a Floating Rate Funding on the last day of the relevant Interest Period.

                  (c) SETTING OF EURODOLLAR RATES. The applicable Eurodollar Rate for each Interest Period shall be determined by the Bank between the opening of business and 12:00 Noon, Minneapolis, Minnesota time, on the second Business Day prior to the beginning of such Interest Period, whereupon notice thereof (which may be by telephone) shall be given by the Bank to the Borrower. Each such determination of the applicable Eurodollar Rate shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Bank, upon written request of the Borrower, shall deliver to the Borrower a statement showing the computations used by the Bank in determining the applicable Eurodollar Rate hereunder.

                  (d) LIMITATIONS ON EURODOLLAR RATE FUNDINGS. In no event shall more than three Eurodollar Rate Fundings be outstanding at any one time. In no event may the Borrower request a Eurodollar Rate Funding if, after giving effect to such Eurodollar Rate Funding, the Borrower would be required to prepay a Eurodollar Rate Funding in order to make any regularly scheduled principal payment.

                  (e) MARGINS. Until the first adjustment as specified below, the Borrower's Level Status shall be deemed to be Level I, and the initial Margins shall be determined accordingly as set forth in Exhibit
         A. The Borrower's Level Status and Margins shall be adjusted each fiscal quarter of the Borrower on the basis of the Cash Flow Leverage Ratio of the Borrower as at the end of the previous fiscal quarter, in accordance with the pricing grid set forth in Exhibit A. Reductions and increases in the Margins will be made quarterly within five calendar days following receipt of the Borrower's financial statements and quarterly Compliance Certificates required under Section 5.1. Notwithstanding the foregoing, (i) if the Borrower fails to deliver any financial statements or Compliance Certificates when required under
         Section 5.1, the Bank may, by notice to the Borrower, deem the Borrower's Level Status to be Level III and accordingly increase the Margins to the highest rates set forth in Exhibit A until such time as the Bank has received all such financial statements and Compliance Certificates, and (ii) no reduction in the Borrower's Level Status or the applicable Margins will be made if a Default or an Event of Default has occurred and is continuing at the time that such reduction would otherwise be made.

                  (f) DEFAULT RATE. From and after the occurrence of any Default or Event of Default and continuing thereafter until such Default or Event of Default shall be remedied to the written satisfaction of the Bank, the outstanding principal balance of the Note shall bear interest, until paid in full, at an annual rate equal to the sum of (i) the interest rate otherwise in effect with respect to each Funding and
         (ii) 200 basis points (2.00%) (the "Default Rate"). Calculation of interest at the Default Rate shall not be deemed a waiver or excuse of any such Default or Event of Default.

SECTION 2.4  LETTERS OF CREDIT.

                  (a) PROCEDURE. The Borrower may from time to time request that the Bank issue one or more irrevocable standby or documentary letters of credit (each, a "Letter of Credit") for the account of the Borrower. No Letter of Credit shall be issued if, immediately following such issuance, (i) the L/C Amount would exceed the L/C Sublimit, or (ii) the L/C Amount plus and the principal balance of the Note then outstanding would exceed the Facility Amount. Each Letter of Credit shall be used for the Borrower's general corporate purposes.

                  (b) LETTER OF CREDIT APPLICATION. At least five days prior to the issuance of each Letter of Credit, the Borrower shall (if requested by the Bank) execute a letter of credit application and reimbursement agreement in such form as the Bank may require.

                  (c) FORM AND TERM. Each Letter of Credit shall be issued in a form acceptable to the Bank. Unless otherwise approved by the Bank, no Letter of Credit shall have an initial or any renewal term of more than one year or a term (including renewals thereof) extending beyond the Facility Termination Date.

                  (d) FEES. A fee shall be due and payable to the Bank upon issuance of each Letter of Credit, computed at an annual rate equal to the applicable Margin applied to the face amount of that Letter of Credit outstanding from time to time, from and including the date of issuance of that Letter of Credit until the expiration thereof, payable in advance on the date of issuance and on the first day of each calendar quarter thereafter. In addition to such fee, the Borrower shall pay to the Bank, on demand any and all of the Bank's standard fees in connection with the issuance of and any drawings under any Letters of Credit, which fees shall be subject to review and adjustment by the Bank in its sole discretion at any time and from time to time.

                  (e) REPAYMENT. The Borrower shall pay the amount of each draft drawn under any Letter of Credit to the Bank on demand, together with interest at the Floating Rate from the date that such draft is paid by the Bank until payment of such amount in full. The Bank may (at its option) charge any deposit account maintained by the with the Bank for the amount of any draft drawn under a Letter of Credit. At the option of the Bank, any payment by the Bank under a Letter of Credit may be deemed an Advance payable under the Note.

                  (f) CASH COLLATERAL ACCOUNT. Unless otherwise agreed by the Bank in writing, the Borrower shall deposit in the Cash Collateral Account, on the Facility Termination Date, an amount equal to the aggregate face amount of all Letters of Credit then outstanding, less the balance (if any) then outstanding in the Cash Collateral Account.

SECTION 2.5 PAYMENTS.

                  (a) INTEREST. Interest accruing on the principal balance of the Note each month shall be due and payable on the last day of that month, commencing on the last day of the month hereof. Notwithstanding any other provision of this Agreement or the Note, interest on any Eurodollar Rate Funding shall be due and payable on the last day of the applicable Interest Period or, if such Interest Period is in excess of three months, on the last day of each three-month period during such Interest Period/calendar quarter, and on the last day of such Interest Period.

                  (b) PRINCIPAL. The principal balance of the Note shall be due and payable in full on the Facility Termination Date.

SECTION 2.6 FEES.

                  (a) ORIGINATION FEE. Concurrent with the execution hereof, the Borrower shall pay the Bank an origination fee in the amount of $20,000. Such fee shall be deemed fully earned by the Bank upon entering into this Agreement.

                  (b) NON-USAGE FEES. The Borrower shall pay the Bank a non-usage fee at the applicable Margin applied to the average daily unused amount of the Facility Amount from the date hereof to and including the Facility Termination Date, payable quarterly on the last day of each calendar quarter. Any non-usage fee remaining unpaid on the Facility Termination Date shall be due and payable on that date.

                  (c) AUDIT FEES. The Borrower shall pay to the Bank, on written demand, reasonable fees charged by the Bank in connection with audits or inspections (if any) by the Bank of any collateral or the operations or businesses of the Borrower, together with actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection. All such audits and inspections shall be for the sole benefit of the Bank.

SECTION 2.7 PREPAYMENTS.

                  (a) VOLUNTARY PREPAYMENTS. Subject to the conditions set forth herein, the Borrower from time to time may voluntarily prepay the Note in whole or in part; provided that (i) the Borrower may not prepay any Eurodollar Rate Funding in part, (ii) any prepayment of the full amount of the Note shall include accrued interest thereon, and (iii) each partial prepayment shall be in an aggregate amount equal to an integral multiple of $100,000.

                  (b) PREPAYMENTS GENERALLY. All prepayments hereunder (whether voluntary or mandatory) shall be applied, first, to the principal installments of the Note in inverse order of their maturities, and second, to interest and fees with respect thereto. Any prepayment of a Eurodollar Rate Funding shall be accompanied by accrued interest on such partial prepayment through the date of prepayment and additional compensation calculated in accordance with Section 2.11.

SECTION 2.8  TERMINATION OF FACILITY OR REDUCTION OF THE FACILITY AMOUNT.

The Borrower may at any time and from time to time upon three Business Days' prior notice to the Bank permanently terminate the Facility in whole or permanently reduce the Facility Amount in part, provided that (i) the Facility may not be terminated while any Advances or Letters of Credit remain outstanding, (ii) each partial reduction shall be in the amount of $500,000 or a multiple thereof, and (iii) no reduction shall reduce the Facility Amount to an amount less than the aggregate amount of the Advances and L/C Amount outstanding at the time.

SECTION 2.9 PAYMENTS.

                  (a) MAKING OF PAYMENTS. All payments of principal of and interest due under the Note shall be made to the Bank at its office in Bloomington, Minnesota, not later than 12:00 Noon, Minneapolis, Minnesota, time, on the date due, in immediately available funds, and funds received after that hour shall be deemed to have been received by the Bank on the next following Business Day. The Borrower hereby authorizes the Bank to charge the Borrower's demand deposit account maintained with the Bank for the amount of any such payment on its due date, or (at the option of the Bank) to make an Advance in such amount, all without receipt of any request for such charge or Advance, but the Bank's failure to so charge such account or make such Advance shall in no way affect the obligation of the Borrower to make any such payment.

                  (b) SETOFF. The Borrower agrees that the Bank shall have all rights of setoff and bankers' lien provided by applicable law, and in addition thereto, the Borrower agrees that if at any time any amount is due and owing by the Borrower under this Agreement to the Bank at a time when an Event of Default has occurred and is continuing hereunder, the Bank may apply any and all balances, credits, and deposits, accounts or moneys of the Borrower then or thereafter in the possession of the Bank (excluding, however, any trust or escrow accounts held by the Borrower for the benefit of any third party) to the payment thereof.

                  (c) DUE DATE EXTENSION. If any payment of principal of or interest on any Floating Rate Funding or any fees payable hereunder falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and (in the case of principal) additional interest shall accrue and be payable for the period of such extension.

                  (d) APPLICATION OF PAYMENTS. Except as otherwise provided herein, so long as no Default or Event of Default has occurred and is continuing hereunder, each payment received from the Borrower shall be applied to such obligation as the Borrower shall specify by notice received by the Bank on or before the date of such payment, or in the absence of such notice, as the Bank shall determine in its discretion. Except as otherwise provided herein, after the occurrence of a Default or Event of Default, the Bank shall have the right to apply all payments received by the Bank from the Borrower as the Bank may determine in its discretion. The Borrower agrees that the amount shown on the books and records of the Bank as being the principal balance of and interest on the Note shall be conclusive absent demonstrable error.

SECTION 2.10 INCREASED COSTS; CAPITAL ADEQUACY; FUNDING EXCEPTIONS.

                  (a) INCREASED COSTS ON EURODOLLAR RATE FUNDINGS. If Regulation D of the Board of Governors of the Federal Reserve System or after the date of this Agreement the adoption of any applicable law, rule or regulation, or any change in any existing law, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall:

                  (i) subject the Bank to or cause the withdrawal or termination of any exemption previously granted to the Bank with respect to, any tax, duty or other charge with respect to its Eurodollar Rate Fundings or its obligation to make Eurodollar Rate Fundings, or shall change the basis of taxation of payments to the Bank of the principal of or interest under this Agreement in respect of its Eurodollar Rate Fundings or its obligation to make Eurodollar Rate Fundings (except for changes in the rate of tax on the overall net income of the Bank imposed by the jurisdictions in which the Bank's principal executive office is located); or

                  (ii) impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to Section 2.3), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank; or

                  (iii) impose on the Bank any other condition affecting its making, maintaining or funding of its Eurodollar Rate Fundings or its obligation to make Eurodollar Rate Fundings;

         and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any Eurodollar Rate Funding, or to reduce the amount of any sum received or receivable by the Bank under this Agreement or under its Note with respect to a Eurodollar Rate Funding, then the Bank will notify the Borrower of such increased cost and within fifteen (15) days after demand by the Bank (which demand shall be accompanied by a statement setting forth the basis of such demand and representing that the Bank has made similar demand on one or more other commercial borrowers with revolving or term loans in excess of $500,000) the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or such reduction; provided, however, that no such increased cost or such reduction shall be payable by the Borrower for any period longer than ninety (90) days prior to the date on which notice thereof is delivered to the Borrower. The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section 2.10. If the Borrower receives notice from the Bank of any event which will entitle the Bank to compensation pursuant to this Section 2.10, the Borrower may prepay any then outstanding Eurodollar Rate Fundings or notify the Bank that any pending request for a Eurodollar Rate Funding shall be deemed to be a request for a Floating Rate Funding, in each case subject to the provisions of Section 2.11.

                  (b) CAPITAL ADEQUACY. If the Bank determines at any time that its Return has been reduced as a result of any Capital Adequacy Rule Change, the Bank may require the Borrower to pay it the amount necessary to restore the Bank's Return to what it would have been had there been no Capital Adequacy Rule Change. For purposes of this 2.10, the following definitions shall apply:

                  (i) "Return", for any calendar quarter or shorter period, means the percentage determined by dividing (A) the sum of interest and ongoing fees earned by the Bank under this Agreement during such period by (B) the average capital the Bank is required to maintain during such period as a result of its being a party to this Agreement, as determined by the Bank based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.

                  (ii) "Capital Adequacy Rule" means any law, rule, regulation or guideline regarding capital adequacy that applies to the Bank, or the interpretation thereof by any governmental or regulatory authority. Capital Adequacy Rules include rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.

                  (iii) "Capital Adequacy Rule Change" means any change in any Capital Adequacy Rule occurring after the date of this Agreement, but does not include any changes in applicable requirements that at the date hereof are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital that the Bank is required to maintain to the extent that the increases are required due to a regulatory authority's assessment of the Bank's financial condition.

                  (iv) "Bank" includes (but is not limited to) the Bank, as defined elsewhere in this Agreement, and any assignee of any interest of the Bank hereunder and any participant in the loans made hereunder.

         The initial notice sent by the Bank shall be sent as promptly as practicable after the Bank learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore the Bank's Return for the quarter in which the notice is sent, shall state in reasonable detail the cause for the reduction in the Bank's Return and the Bank's calculation of the amount of such reduction, and shall include the Bank's representation that it has made similar demand on one or more other commercial borrowers with revolving or term loans in excess of $500,000. Thereafter, the Bank may send a new notice during each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore the Bank's Return for that quarter. The Bank's calculation in any such notice shall be conclusive and binding absent demonstrable error.

                  (c) BASIS FOR DETERMINING INTEREST RATE INADEQUATE OR UNFAIR. If with respect to any Interest Period:

                  (i) the Bank determines that deposits in U.S. dollars (in the applicable amounts) are not being offered in the London interbank eurodollar market for such Interest Period; or

                  (ii) the Bank otherwise determines that by reason of circumstances affecting the London interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate; or

                  (iii) the Bank determines that the Eurodollar Rate as determined by the Bank will not adequately and fairly reflect the cost to the Bank of maintaining or funding a Eurodollar Rate Funding for such Interest Period, or that the making or funding of Eurodollar Rate Fundings has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of the Bank materially affects such Eurodollar Rate Fundings;

         then the Bank shall promptly notify the Borrower and (A) upon the occurrence of any event described in the foregoing clause (i) the Borrower shall enter into good faith negotiations with the Bank in order to determine an alternate method to determine the Eurodollar Rate for the Bank, and during the pendency of such negotiations with the Bank, the Bank shall be under no obligation to make any new Eurodollar Rate Fundings, and (B) upon the occurrence of any event described in the foregoing clauses (ii) or (iii), for so long as such circumstances shall continue, the Bank shall be under no obligation to make any new Eurodollar Rate Fundings.

                  (d) ILLEGALITY. If any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental authority, central bank, comparable agency or any other regulatory body charged with the interpretation, implementation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank, comparable agency or other regulatory body, should make it or, in the good faith judgment of the Bank, shall raise a substantial question as to whether it is unlawful for the Bank to make, maintain or fund Eurodollar Rate Fundings, then (i) the Bank shall promptly notify the Borrower, (ii) the obligation of the Bank to make, maintain or convert into Eurodollar Rate Fundings shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and (iii) for the duration of such unlawfulness, any notice by the Borrower requesting the Bank to make or convert into Eurodollar Rate Fundings shall be construed as a request to make or to continue making Floating Rate Fundings.

SECTION 2.11 FUNDING LOSSES.

Upon demand by the Bank (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed), the Borrower shall indemnify the

Bank against any loss or expense which the Bank may have sustained or incurred (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain Eurodollar Rate Fundings) or which the Bank may be deemed to have sustained or incurred, as reasonably determined by the Bank, (i) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with any Eurodollar Rate Fundings, (ii) due to any failure of the Borrower to borrow or convert any Eurodollar Rate Fundings on a date specified therefor in a notice thereof or (iii) due to any payment or prepayment of any Eurodollar Rate Funding on a date other than the last day of the applicable Interest Period for such Eurodollar Rate Funding. For this purpose, all notices under Section 2.3(b) shall be deemed to be irrevocable.

SECTION 2.12 DISCRETION OF BANK AS TO MANNER OF FUNDING.

Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain all or any part of its Eurodollar Rate Fundings in any manner it deems fit, it being understood, however, that for the purposes of this Agreement (specifically including, without limitation, Section 2.11 hereof) all determinations hereunder shall be made as if the Bank had actually funded and maintained each Eurodollar Rate Funding during each Interest Period for such Eurodollar Rate Funding through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the appropriate Eurodollar Rate for such Interest Period.

SECTION 2.13 CONCLUSIVENESS OF STATEMENTS; SURVIVAL OF PROVISIONS.

Determinations and statements of the Bank pursuant to Section 2.10 and 2.11 shall be conclusive absent demonstrable error. Without limiting the generality of the foregoing, the Borrower shall have no right to review any records of the Bank or its other customers to determine the accuracy of any statement by the Bank under Section 2.10(a) or 2.10(b) regarding the Bank's demands upon other customers of the Bank. The Bank may use reasonable averaging and attribution methods in determining compensation pursuant to such Sections 2.10 and 2.11 and the provisions of Sections 2.10 and 2.11 shall survive termination of this Agreement.

SECTION 2.14  COMPUTATION OF INTEREST AND FEES.

Interest under the Note and the fees hereunder shall be computed on the basis of actual number of days elapsed in a year of 360 days.

                                   ARTICLE III
                              CONDITIONS PRECEDENT

SECTION 3.1  INITIAL CONDITIONS PRECEDENT.

The obligation of the Bank to make any Advance or to issue any Letter of Credit is subject to the condition precedent that the Bank shall have received on or before the day of the first

Advance or Letter of Credit all of the following, each dated (unless otherwise indicated) as of the date hereof, in form and substance satisfactory to the
Bank:

                  (a) The Note, properly executed on behalf of the Borrower.

                  (b) Current searches of appropriate filing offices showing that (i) no state or federal tax liens have been filed and remain in effect against the Borrower or any Subsidiary, and (ii) no financing statements have been filed and remain in effect against the Borrower or any Subsidiary except financing statements perfecting only Liens permitted under Section 6.1.

                  (c) A certificate of the secretary of the Borrower and each Subsidiary (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder to which such corporation is a party have been duly approved by all necessary action of the Board of Directors of the Borrower or such Subsidiary, as the case may be, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the articles of incorporation and bylaws of the Borrower or such Subsidiary, as the case may be, together with such copies, and (iii) certifying the names of the officers of the Borrower and its Subsidiaries that are authorized to sign the Loan Documents and other documents contemplated hereunder, including requests for Advances, together with the true signatures of such officers. The Bank may conclusively rely on such certificate until it shall receive a further certificate of the Secretary or Assistant Secretary of the Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

                  (d) Certificates of good standing of the Borrower and its Subsidiaries, dated not more than ten days before such date.

                  (e) A signed copy of an opinion of counsel for the Borrower, addressed to the Bank as to matters referred to in Sections 4.1, 4.2,
         4.3 and 4.7, and as to such other matters as the Bank may reasonably request, with that opinion being acceptable to the Bank's counsel. In the case of Section 4.7, the opinion may be to the best knowledge of such counsel, and, in the case of Section 4.3, insofar as it relates to enforcement of remedies, it may be subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally from time to time, and to usual equity principles.

                  (f) The origination fee required under Section 2.6(a).

SECTION 3.2  CONDITIONS PRECEDENT TO ALL ADVANCES  AND LETTERS OF CREDIT.

The obligation of the Bank to make any Advance or to issue any Letter of Credit shall be subject to the further conditions precedent that on the date of such Advance or Letter of Credit:

                  (a) the representations and warranties contained in Article IV are correct on and as of the date of such Advance or Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

                  (b) no event has occurred and is continuing, or would result from such Advance or Letter of Credit, which constitutes a Default or an Event of Default.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

                  The Borrower represents and warrants to the Bank as follows:

SECTION 4.1  EXISTENCE AND POWER.

The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Minnesota. Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Borrower and its Subsidiaries are each duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. The Borrower has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.

SECTION 4.2  AUTHORIZATION OF BORROWING; NO CONFLICT AS TO LAW OR AGREEMENTS.

The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of the Borrower, or any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the articles of incorporation or bylaws of the Borrower, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected, or (iv) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

SECTION 4.3  LEGAL AGREEMENTS.

This Agreement and the other Loan Documents constitute, the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

SECTION 4.4  SUBSIDIARIES.

Schedule 4.4 hereto is a complete and correct list of all present Subsidiaries and of the percentage of the ownership of the Borrower or any other Subsidiary in each as of the date of this Agreement. Except as otherwise indicated in that Schedule, all shares of each Subsidiary owned by the Borrower or by any such other Subsidiary are validly issued and fully paid and nonassessable.

SECTION 4.5  FINANCIAL CONDITION.

The Borrower has heretofore furnished to the Bank its audited financial statement as of June 30, 1999, and its unaudited interim financial statement as of September 30, 1999. Those financial statements fairly present the financial condition of the Borrower and its Subsidiaries on the dates thereof and the results of their operations and cash flows for the periods then ended, and were prepared in accordance with GAAP.

SECTION 4.6  ADVERSE CHANGE.

There has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower any Subsidiary since the date of the latest financial statement referred to in Section 4.5.

SECTION 4.7  LITIGATION.

There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or the properties of the Borrower or any Subsidiary before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or that Subsidiary, would have a Material Adverse Effect.

SECTION 4.8  HAZARDOUS SUBSTANCES.

To the best of the Borrower's knowledge after reasonable inquiry, neither the Borrower nor any Subsidiary nor any other Person has ever caused or permitted any Hazardous Substance to be disposed of in any manner which might result in any material liability to the Borrower or any Subsidiary on, under or at any real property which is operated by the Borrower or any Subsidiary or in which the Borrower or any Subsidiary has any interest; and no such real property has ever been used (either by the Borrower, any Subsidiary or any other Person) as a dump site or permanent or temporary storage site for any Hazardous Substance.

SECTION 4.9  REGULATION U.

The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

SECTION 4.10  TAXES.

The Borrower and its Subsidiaries have each paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by them. The Borrower and its Subsidiaries have each filed all federal, state and local tax returns which to the knowledge of the officers of the Borrower are required to be filed, and the Borrower and its Subsidiaries have each paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by them to the extent such taxes have become due, other than taxes whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Borrower or Subsidiary has provided adequate reserves in accordance with GAAP.

SECTION 4.11  TITLES AND LIENS.

The Borrower has good title to each of the properties and assets reflected in the latest balance sheet referred to in Section 4.5 (other than any sold, as permitted by Section 6.6, or held by a Subsidiary of the Borrower and so disclosed in such balance sheet), free and clear of all Liens and encumbrances, except for Liens permitted by Section 6.1 and covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the business or operations of the Borrower or such Subsidiary as presently conducted. No financing statement naming the Borrower or any Subsidiary as debtor is on file in any office except to perfect only Liens permitted by
Section 6.1.

SECTION 4.12  ERISA.

No Plan established or maintained by the Borrower, any Subsidiary or any ERISA Affiliate that is subject to Part 3 of Subtitle B of Title I of ERISA had an accumulated funding deficiency (as such term is defined in Section 302 of ERISA) in excess of $1,000,000 as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, and no liability to the Pension Benefit Guaranty Corporation or the Internal Revenue Service in excess of such amount has been, or is expected by the Borrower, any Subsidiary or any ERISA Affiliate to be, incurred with respect to any Plan of the Borrower, any Subsidiary or any ERISA Affiliate. The Borrower has no contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA.

                                    ARTICLE V
                              AFFIRMATIVE COVENANTS

                  So long as the Note shall remain unpaid or the Facility shall be outstanding, the Borrower will comply with the following requirements, unless the Bank shall otherwise consent in writing:

SECTION 5.1  FINANCIAL STATEMENTS.

The Borrower will deliver to the Bank:

                  (a) As soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report of the Borrower prepared on a consolidated basis with the unqualified opinion of independent certified public accountants selected by the Borrower and acceptable to the Bank, which annual report shall include the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, shareholders' equity and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, all in reasonable detail and all prepared in accordance with GAAP, together with (A) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default hereunder and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants; (B) if requested by the Bank, a copy of such accountants' management letter issued to the Borrower for such year; and (C) a statement of such accountants stating that they understand that the Bank is relying on such audit report.

                  (b) As soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such quarter and related consolidated statements of earnings and cash flows of the Borrower and its Subsidiaries for such quarter and for the year to date, in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous year, all prepared in accordance with GAAP, and certified by the chief financial officer of the Borrower, subject to year-end audit adjustments.

                  (c) Concurrent with the delivery of any financial statements under paragraph (a) or (b), a Compliance Certificate, duly executed by the chief financial officer of the Borrower.

                  (d) Not less than 30 days prior to the end of each fiscal year of the Borrower, projections for the Borrower's financial performance during the following fiscal year, including projections of income, cash flows and balance sheets, all presented on a quarter-by-quarter basis in such detail as the Bank may request and certified by the chief financial officer of the Borrower as being identical to the projections used by the Borrower for internal planning purposes.

                  (e) Promptly upon their distribution, copies of all financial statements, reports and proxy statements which the Borrower or any Subsidiary shall have sent to its stockholders.

                  (f) Promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Borrower or any Subsidiary shall file with the Securities and Exchange Commission or any national securities exchange.

                  (g) Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower or any Subsidiary of the type described in Section 4.7 or which seek a monetary recovery against the Borrower or any Subsidiary in excess of $150,000.

                  (h) As promptly as practicable (but in any event not later than five business days) after an officer of the Borrower or any Subsidiary obtains knowledge of the occurrence of any Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower or the appropriate Subsidiary of the steps being taken by the Borrower or the appropriate Subsidiary to cure the effect of such event.

                  (i) Promptly upon becoming aware of any Reportable Event or any prohibited transaction (as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA) in connection with any Plan or any trust created thereunder, a written notice specifying the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the Department of Labor with respect thereto.

                  (j) Promptly upon their receipt or filing, copies of (i) all notices received by the Borrower, any Subsidiary or any ERISA Affiliate of the Pension Benefit Guaranty Corporation's intent to terminate any Plan or to have a trustee appointed to administer any Plan, and (ii) all notices received by the Borrower, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA.

                  (k) Upon request of the Bank, copies of the most recent annual report (Form 5500 Series), including any supporting schedules, filed by the Borrower, any Subsidiary or any ERISA Affiliate with the Internal Revenue Service with respect to any Plan.

                  (l) Such information (in addition to that specified elsewhere in this Section) respecting the financial condition and results of operations of the Borrower or any Subsidiary as the Bank may from time to time reasonably request.

SECTION 5.2  BOOKS AND RECORDS; INSPECTION AND EXAMINATION.

The Borrower will keep, and will cause each Subsidiary to keep, accurate books of record and account for itself in which true and complete entries will be made in accordance with GAAP and, upon request of the Bank, will give any representative of the Bank access to, and permit such representative to examine, copy or make extracts from, any and all books, records and documents in its possession, to inspect any of its properties and to discuss its affairs, finances and accounts with any of its principal officers, all at such times during normal business hours and as often as the Bank may reasonably request.

SECTION 5.3  COMPLIANCE WITH LAWS.

The Borrower will, and will cause each Subsidiary to, comply with the requirements of applicable laws and regulations, the noncompliance with which would have a Material Adverse Effect.

SECTION 5.4  PAYMENT OF TAXES AND OTHER CLAIMS.

The Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien or charge upon any properties of the Borrower or any Subsidiary; provided, that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary has provided adequate reserves in accordance with GAAP.

SECTION 5.5  MAINTENANCE OF PROPERTIES.

The Borrower will keep and maintain, and will cause each Subsidiary to keep and maintain, all of its properties necessary or useful in its business in good condition, repair and working order; provided, however, that nothing in this Section shall prevent the Borrower or any Subsidiary from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Borrower or the appropriate Subsidiary, desirable in the conduct of its business and not disadvantageous in any material respect to the Bank as holder of the Note.

SECTION 5.6  INSURANCE.

The Borrower will, and will cause each Subsidiary to, obtain and maintain insurance with insurers believed by the Borrower to be responsible and reputable, in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates. All casualty insurance policies required hereunder shall include a standard lenders' loss payable clause in favor of the Bank to the extent of its interest. All liability policies required hereunder shall name the Bank as an additional insured.

SECTION 5.7  PRESERVATION OF CORPORATE EXISTENCE.

The Borrower will, and will cause each Subsidiary to, preserve and maintain its corporate existence and all of its rights, privileges and franchises; provided, however, that neither the Borrower nor any Subsidiary shall be required to preserve any of its rights, privileges and franchises if its Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or the appropriate Subsidiary and that the loss thereof is not disadvantageous in any material respect to the Bank as a holder of the Note.

SECTION 5.8  CASH FLOW LEVERAGE RATIO.

The Borrower will at all times maintain its Cash Flow Leverage Ratio, determined as of each Covenant Computation Date, at not more than 2.0 to 1.

SECTION 5.9  DEBT SERVICE COVERAGE RATIO.

The Borrower will at all times maintain its Debt Service Coverage Ratio, determined as of each Covenant Computation Date, at not less than 1.50 to 1.

SECTION 5.10  CAPITALIZATION RATIO.

The Borrower will at all times maintain its Capitalization Ratio, determined as of each Covenant Computation Date, at not more than 0.30 to 1.

                                   ARTICLE VI
                               NEGATIVE COVENANTS

                  So long as the Note shall remain unpaid or the Facility shall be outstanding, the Borrower agrees that, without the prior written consent of the Bank:

SECTION 6.1  LIENS.

The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien or other charge or encumbrance of any nature on any of its assets, now owned or hereafter acquired, or assign or otherwise convey any right to receive income or give its consent to the subordination of any right or claim of the Borrower or any Subsidiary to any right or claim of any other Person; excluding, however, from the operation of the foregoing:

                  (a) Liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 5.4.

                  (b) Materialmen's, merchants', carriers' worker's, repairer's, or other like liens arising in the ordinary course of business to the extent not required to be paid by Section 5.4.

                  (c) Pledges or deposits to secure obligations under worker's compensation laws, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business.

                  (d) Zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of the Borrower or any Subsidiary or the value of such property for the purpose of such business.

                  (e) Purchase money Liens (which term for purposes of this subsection shall include conditional sale agreements or other title retention agreements and leases in the nature of title retention agreements) upon or in property acquired after the date hereof, or Liens existing in such property at the time of acquisition thereof, or, in the case of any Person which thereafter becomes a Subsidiary, Liens upon or in its property, existing at the time such Person becomes a Subsidiary, provided that:

                  (i) no such Lien extends or shall extend to or cover any property of the Borrower or such Subsidiary, as the case may be, other than the property then being acquired and fixed improvements then or thereafter erected thereon;

                  (ii) the aggregate principal amount of all Funded Debt of the Borrower and all Subsidiaries secured by all Liens described in this subsection (e) shall not exceed $3,000,000 at any one time outstanding; and

                  (iii) the aggregate principal amount of Funded Debt secured by Liens described in this subsection (e) at the time of acquisition of the property subject thereto shall not exceed 80% of the cost of such property or of the then fair market value of such property as determined by the Board of Directors of the Borrower, whichever shall be less, and the aggregate amount of payments made thereunder in any period of 12 consecutive months will not result in a violation of the restriction contained in Section 6.12.

                  (f) Liens created by any Subsidiary as security for Funded Debt owing to the Borrower or to another Subsidiary.

                  (g) Liens on any property of the Borrower or any Subsidiary (other than those described in subsection (e) and (f)) securing any indebtedness for borrowed money in existence on the date hereof and listed in Schedule 6.1 hereto.

                  (h) Liens arising out of a judgment against the Borrower or any Subsidiary for the payment of money not exceeding $50,000 with respect to which an appeal is being prosecuted and a stay of execution pending such appeal has been secured, but only so long as all such Liens are subordinate in all respect to all Liens in favor of the Bank.

Without limiting the Bank's right to refuse its consent to any Lien not specifically permitted under this Section, the Borrower agrees that, if at any time the Borrower grants any Lien to any lender or group of lenders to secure any Funded Debt or other obligation of the Borrower, other than Liens specifically permitted above, the Borrower shall, concurrent with the granting of such Lien, grant to the Bank a Lien covering the same collateral, for the purpose of securing the Borrower's obligations hereunder. Such Lien granted to the Bank shall be equal in rank and priority with the Lien granted to such other lender or lenders.

SECTION 6.2  INDEBTEDNESS.

The Borrower will not, and will not permit any Subsidiary to, incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

                  (a) Indebtedness to the Bank.

                  (b) Indebtedness of the Borrower or any Subsidiary in existence on the date hereof and listed in Schedule 6.2 hereto, but not including any extensions or renewals thereof.

                  (c) Indebtedness of a Subsidiary to the Borrower on account of borrowings from the Borrower, so long as the aggregate amount of such indebtedness outstanding at any one time does not exceed $1,000,000.

                  (d) Purchase money indebtedness of the Borrower or any Subsidiary secured by Liens permitted by subsection 6.1(e).

                  (e) Indebtedness not otherwise permitted under this Section 6.2, so long as the aggregate amount of all such indebtedness permitted only under this paragraph (e) outstanding at any one time does not exceed $3,000,000.

SECTION 6.3  GUARANTIES.

The Borrower will not, and will not permit any Subsidiary to, assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

                  (a) The endorsement of negotiable instruments by the Borrower or any Subsidiary for deposit or collection or similar transactions in the ordinary course of business.

                  (b) Guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date hereof and listed in Schedule 6.3 hereto.

SECTION 6.4  INVESTMENTS.

The Borrower will not, and will not permit any Subsidiary to, purchase or hold beneficially any stock or other securities or evidence of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, except:

                  (a) Investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated "A-1" or "A-2" by Standard & Poors Corporation or "P-1" or "P-2" by Moody's Investors Service or certificates of deposit or bankers' acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000.

                  (b) Investments in Persons (other than investments covered elsewhere in this Section 6.4 or by Section 6.8), so long as the aggregate amount so invested by the Borrower and its Subsidiaries after the date hereof as to all such investments does not exceed $10,000,000.

                  (c) Any existing investment by the Borrower or any other Subsidiary in the stock of any Subsidiary.

                  (d) Loans and advances by the Borrower to a Subsidiary, so long as the indebtedness arising therefrom does not violate Section 6.2(c).

                  (e) Travel advances to officers and employees of the Borrower or any Subsidiary in the ordinary course of business.

                  (f) Advances in the form of progress payments, prepaid rent or security deposits.

                  (g) Acquisitions permitted under Section 6.8(b).

SECTION 6.5  RESTRICTED PAYMENTS.

The Borrower will not make any Restricted Payment, except that the foregoing shall not prohibit:

                  (a) The making of payments in repurchase of the Borrower's stock so long as (i) the aggregate amount of all such payments after the date hereof does not exceed $12,000,000, (ii) all such payments are funded solely from excess cash reserves or the proceeds of the Facility, (iii) no Default or Event of Default has occurred and is continuing at the time that such Restricted Payment is to be made, and
         (iv) the making of such Restricted Payment is in all other respects acceptable to the Bank in its sole discretion.

                  (b) The making of additional Restricted Payments to the extent not prohibited under Section 10.9 of the Note Purchase Agreement.

SECTION 6.6  SALE OF ASSETS.

The Borrower will not, and will not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of all or a material part of its assets (whether in one transaction or in a series of transactions) to any other Person other than in the ordinary course of business, except that the foregoing shall not prohibit:

                  (a) The sale, lease or transfer by a wholly-owned Subsidiary of the Borrower of all or a substantial part of its assets to the Borrower or another wholly-owned Subsidiary of the Borrower.

                  (b) Any sale of assets (other than those qualifying under any other subsection of this Section) of the Borrower or any Subsidiary to a Person other than the Borrower or a Subsidiary so long as (i) no Default or Event of Default has occurred and is continuing at the time of, or would be caused by, such sale, and (ii) after giving effect to such sale, the aggregate book value of all such assets sold by the Borrower and all of its Subsidiaries during any single fiscal year of the Borrower does not exceed 10% of the aggregate book value of all assets of the Borrower and its Subsidiaries as of the close of the immediately preceding fiscal year of the Borrower, as determined on a consolidated basis in accordance with GAAP.

SECTION 6.7 TRANSACTIONS WITH AFFILIATES.

The Borrower will not, and will not permit any Subsidiary to, make any loan or capital contribution to, or any other investment in, any Affiliate, or make any Restricted Payment to any Affiliate, or make any other cash transfer to any Affiliate, except that the foregoing shall not prohibit:

                  (a) The making of any loan by the Borrower to any Subsidiary to the extent not prohibited by Section 6.4.

                  (b) The making of any Restricted Payment to the extent not prohibited by Section 6.5.

SECTION 6.8  CONSOLIDATION AND MERGER.

The Borrower will not, and will not permit any Subsidiary to, consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other Person; provided, however, that the restrictions contained in this Section shall not apply to or prevent:

                  (a) The consolidation or merger of a Subsidiary with, or a conveyance or transfer of its assets to, the Borrower (if the Borrower shall be the continuing or surviving entity) or another then-existing wholly-owned Subsidiary of the Borrower.

                  (b) The acquisition of all or substantially all of the assets of any other Person by the Borrower, or the merger of any Person into the Borrower, so long as (i) no Default or Event of Default has occurred and is continuing at the time of such acquisition or merger,
         (ii) in the case of a merger, the Borrower is the surviving corporation, (iii) the business of the target of such acquisition is substantially identical to the existing business of the Borrower, and
         (iv) the aggregate amount expended by the Borrower on account of such acquisition or merger, and the fair market value of the assets or stock so acquired, are in each case not more than 15% of the Borrower's Net Worth immediately prior to such acquisition or merger.

SECTION 6.9  SALE AND LEASEBACK.

The Borrower will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower or such Subsidiary shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower or such Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the property being sold or transferred.

SECTION 6.10  SUBORDINATED DEBT.

The Borrower will not, and will not permit any Subsidiary to, (i) make any payment of, or acquire, any Subordinated Debt except as expressly permitted by the subordination provision thereof; (ii) give security for all or any part of such Subordinated Debt; (iii) amend or cancel the subordination provisions of such Subordinated Debt; (iv) take or omit to take any action whereby the subordination of such Subordinated Debt or any part thereof to the Note might be terminated, impaired or adversely affected; or (v) omit to give the Bank prompt written notice of any default under any agreement or instrument relating to such Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be immediately due and payable.

SECTION 6.11 AMENDMENTS TO NOTE PURCHASE AGREEMENT.

Without the Bank's prior written approval, the Borrower will not permit or agree to any modification or amendment of the Note Purchase Agreement or any note or other document issued thereunder or in connection therewith.

SECTION 6.12  CAPITAL EXPENDITURES.

The Borrower will not, and will not permit any Subsidiary to, make any Capital Expenditure (including payments under capitalized leases) if, after giving effect to such expenditure, the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries in any period of 12 consecutive months will exceed $5,000,000. The restriction contained in this Section is subject to the further limitations imposed by Section 6.1(e) if any asset is acquired under a purchase money Lien referred to in that Section.

SECTION 6.13  HAZARDOUS SUBSTANCES.

The Borrower will not, and will not permit any Subsidiary to, cause or permit any Hazardous Substance to be disposed of, in any manner which might result in any material liability to the Borrower or any Subsidiary, on, under or at any real property which is operated by the Borrower or any Subsidiary or in which the Borrower or any Subsidiary has any interest.

SECTION 6.14  RESTRICTIONS ON NATURE OF BUSINESS.

The Borrower will not, and will not permit any Subsidiary to, engage in any line of business materially different from that presently engaged in by the Borrower or such Subsidiary.

                                   ARTICLE VII
                     EVENTS OF DEFAULT, RIGHTS AND REMEDIES

SECTION 7.1  EVENTS OF DEFAULT.

"Event of Default", wherever used herein, means any one of the following events:

                  (a) Default in the payment of any principal of or interest on the Note when it becomes due and payable.

                  (b) Default in the payment of any fees required under
         Section 2.6(b) when the same become due and payable.

                  (c) Default in the performance, or breach, of any covenant or agreement on the part of the Borrower contained in Section 2.4(e) or in any Financial Covenant.

                  (d) Default in the performance, or breach, of any covenant or agreement of the Borrower in this Agreement (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and the continuance of such default or breach for a period of 30 days after the Bank has given notice to the Borrower specifying such default or breach and requiring it to be remedied.

                  (e) Any representation or warranty made by the Borrower in this Agreement or by the Borrower (or any of its officers) in any certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with this

         Agreement, shall prove to have been incorrect or misleading in any material respect when made.

                  (f) An Event of Default, as defined in the Note Purchase Agreement, shall occur and be continuing.

                  (g) A default under any bond, debenture, note or other evidence of indebtedness of the Borrower (other than a default specifically dealt with elsewhere in this Section 7.1) or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture or other instrument; provided, however, that if such default shall be cured by the Borrower, or waived by the holders of such indebtedness, in each case prior to the commencement of any action under Section 7.2 and as may be permitted by such evidence of indebtedness, indenture or other instrument, then the Event of Default hereunder by reason of such default shall be deemed likewise to have been thereupon cured or waived.

                  (h) An event of default shall occur under any security agreement, mortgage, deed of trust, assignment or other instrument or agreement directly or indirectly securing any obligations of the Borrower hereunder or under the Note or any guaranty of such obligations.

                  (i) Default in the payment of any amount owed by the Borrower to the Bank other than hereunder or under the Note.

                  (j) The Borrower or any Subsidiary shall be adjudicated a bankrupt or insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Borrower or any Subsidiary shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower or such Subsidiary, as the case may be, and such appointment shall continue undischarged for a period of 30 days; or the Borrower or any Subsidiary shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower or any Subsidiary; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or any Subsidiary and such judgment, writ, or similar process shall not be released, vacated or fully bonded within 30 days after its issue or levy.

                  (k) A petition shall be filed by or against the Borrower or any Subsidiary under the United States Bankruptcy Code naming the Borrower or that Subsidiary as debtor.

                  (l) A Change of Control shall occur.

                  (m) The rendering against the Borrower of a final judgment, decree or order for the payment of money if the amount of such judgment, decree or order, together with the amount of all other such judgments, decrees and orders then outstanding, less (in each case) the portion thereof covered by insurance proceeds, is greater than $500,000 and if such judgment, decree or order remains unsatisfied and in effect for any period of 30 consecutive days without a stay of execution.

                  (n) A writ of attachment, garnishment, levy or similar process shall be issued against or served upon the Bank with respect to (i) any property of the Borrower or any Subsidiary in the possession of the Bank, or (ii) any indebtedness of the Bank to the Borrower or any Subsidiary.

                  (o) Any Plan shall have been terminated, or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan, or withdrawal liability shall have been asserted against the Borrower, any Subsidiary or any ERISA Affiliate by a Multiemployer Plan; or the Borrower, any Subsidiary or any ERISA Affiliate shall have incurred liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or Plan participants in excess of $1,000,000 with respect to any Plan; or any Reportable Event that the Bank may determine in good faith might constitute grounds for the termination of any Plan, for the appointment by the appropriate United States District Court of a trustee to administer any Plan or for the imposition of withdrawal liability with respect to a Multiemployer Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Bank.

SECTION 7.2  RIGHTS AND REMEDIES.

Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured to the written satisfaction of the Bank, the Bank may exercise any or all of the following rights and remedies:

                  (a) The Bank may, by notice to the Borrower, declare the Facility to be terminated, whereupon the same shall forthwith terminate.

                  (b) The Bank may, by notice to the Borrower, declare the entire unpaid principal amount of the Note then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

                  (c) If any Letter of Credit remains outstanding, the Bank may, by notice to the Borrower, require the Borrower to deposit in the Cash Collateral Account immediately available funds equal to the aggregate face amount of all such outstanding Letters of Credit.

                  (d) The Bank may, without notice to the Borrower and without further action, apply any and all money owing by the Bank to the Borrower to the payment of the Note then outstanding, including interest accrued thereon, and of all other sums then owing by the Borrower hereunder.

                  (e) The Bank may exercise any other rights and remedies available to it by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(k) or 7.1(n) hereof, the entire unpaid principal amount of the Note then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind.

SECTION 7.3  PLEDGE OF CASH COLLATERAL ACCOUNT.

The Borrower hereby pledges, and grants the Bank a security interest in, all sums held in the Cash Collateral Account from time to time and all proceeds thereof as security for the payment of all amounts due and to become due from the Borrower to the Bank pursuant to this Agreement, including but not limited to both principal of and interest on the Note and all renewals, extensions and modifications thereof and any notes issued in substitution therefor, and specifically including the Borrower's obligation to reimburse the Bank for any amount drawn under any Letter of Credit, whether such reimbursement obligation arises directly under this Agreement or under a separate reimbursement agreement. Upon request of the Borrower, the Bank shall permit the Borrower to withdraw from the Cash Collateral Account the lesser of (i) the Excess Balance (as defined below), or (ii) the balance of the Cash Collateral Account. As used herein, "Excess Balance" means (i) at any time following the Facility Termination Date or the occurrence of a Default or Event of Default (unless each such Default or Event of Default has been waived by the Bank in writing), the amount by which the balance of the Cash Collateral Account exceeds the aggregate amount secured by the sums held in the Cash Collateral Account, and (ii) at all other times, the amount by which the balance of the Cash Collateral Account exceeds the L/C Amount. The Bank shall have full ownership and control of the Cash Collateral Account, and, except as set forth above, the Borrower shall have no right to withdraw the funds maintained in the Cash Collateral Account.

                                  ARTICLE VIII
                                  MISCELLANEOUS

SECTION 8.1  NO WAIVER; CUMULATIVE REMEDIES.

No failure or delay on the part of the Bank in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall the Bank's acceptance of payments while any Default or Event of Default is outstanding operate as a waiver of such Default or Event of Default, or any right, power or remedy under the Loan Documents; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

SECTION 8.2  AMENDMENTS, ETC.

No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

SECTION 8.3  NOTICE.

Except as otherwise expressly provided herein, all notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by registered mail, postage prepaid, (iii) sent by Federal Express or similar expedited delivery service, or (iv) transmitted by telecopy, in each case addressed to the party to whom notice is being given at its address as set forth by its signature below, or, if telecopied, transmitted to that party at its telecopier number set forth by its signature below; or, as to each party, at such other address or telecopier number as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section. All such notices or other communications shall be deemed to have been given on (i) the date received if delivered personally or by mail,
(ii) the date of receipt, if delivered by Federal Express or similar expedited delivery service, or (iii) the date of transmission if delivered by telecopy, except that notices or requests to the Bank pursuant to any of the provisions of
Article II shall not be effective until received.

SECTION 8.4  PARTICIPATIONS.

The Bank may grant participations in the Note and this Agreement to any institutional investor without the consent of the Borrower. The Borrower shall assist the Bank in granting any such participations.

SECTION 8.5  DISCLOSURE OF INFORMATION.

The Borrower authorizes the Bank to disclose to any participant or assignee (each, a "Transferee") and any prospective Transferee any and all financial and other information in the Bank's possession concerning the Borrower which has been delivered to the Bank by the Borrower pursuant to this Agreement or which has been delivered to the Bank by the Borrower in connection with the Bank's credit evaluation of the Borrower before entering into this Agreement.

SECTION 8.6 COSTS AND EXPENSES.

The Borrower agrees to pay on demand all costs and expenses incurred by the Bank in connection with the negotiation, preparation, execution, amendment or enforcement of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder, including the reasonable fees and out-of-pocket expenses of counsel for the Bank with respect thereto, whether paid to outside counsel or allocated to the Bank by in-house counsel.

SECTION 8.7 INDEMNIFICATION BY BORROWER.

The Borrower hereby agrees to indemnify the Bank and each officer, director, employee and agent thereof (herein individually each called an "Indemnitee" and collectively called the "Indemnitees") from and against any and all losses, claims, damages, reasonable expenses (including, without limitation, reasonable attorneys' fees) and liabilities (all of the foregoing being herein called the "Indemnified Liabilities") incurred by an Indemnitee in connection with or arising out of the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the use of the proceeds of any Advance or Letter of Credit hereunder (including but not limited to any such loss, claim, damage, expense or liability arising out of any claim in which it is alleged that any Environmental Law has been breached with respect to any activity or property of the Borrower), except for any portion of such losses, claims, damages, expenses or liabilities incurred solely as a result of the gross negligence or willful misconduct of the applicable Indemnitee. If and to the extent that the foregoing indemnity may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section shall survive any termination of this Agreement.

SECTION 8.8  EXECUTION IN COUNTERPARTS.

This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument.

SECTION 8.9  BINDING EFFECT, ASSIGNMENT.

The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the prior written consent of the Bank.

SECTION 8.10  GOVERNING LAW.

The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

SECTION 8.11 CONSENT TO JURISDICTION.

The Borrower irrevocably (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or any other Loan Document may be brought in a court of record in Hennepin County in the State of Minnesota or in the courts of the United States located in such State, (ii) consents to the jurisdiction of each such court in any suit, action or proceeding, (iii) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum, and
(iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 8.12 WAIVER OF JURY TRIAL.

THE BORROWER AND THE BANK HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT AND THE NOTE OR THE RELATIONSHIPS ESTABLISHED HEREUNDER.

SECTION 8.13  SEVERABILITY OF PROVISIONS.

Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

SECTION 8.14  PRIOR AGREEMENTS.

This Agreement and the other Loan Documents and related documents described herein restate and supersede in their entirety any and all prior agreements and understandings, oral or written, between the Bank and the Borrower.

SECTION 8.15  HEADINGS.

Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Address:                              ANALYSTS INTERNATIONAL CORPORATION
3601 West 76th Street
Minneapolis, Minnesota 55435-3000
Attention: Marti R. Charpentier

Telecopier: 612-897-4555              By
                                         --------------------------------------
                                           Marti R. Charpentier
                                           Its Chief Financial Officer

Address:                              NORWEST BANK MINNESOTA,
7900 Xerxes Avenue South, Suite 160     NATIONAL ASSOCIATION
Bloomington, Minnesota 55431-2206
Attention: Richard G. Trembley

Telecopier: 612-316-1621              By
                                         --------------------------------------
                                           Richard G. Trembley
                                           Its Vice President


                             EXHIBITS AND SCHEDULES
                  Exhibit A                  Pricing Grid

                  Exhibit B                  Note

                  Exhibit C                  Form of Compliance Certificate

                         ------------------------------

                  Schedule 4.4               Subsidiaries

                  Schedule 6.1               Permitted Liens

                  Schedule 6.2               Permitted Indebtedness

                  Schedule 6.3               Permitted Guaranties

                                                                       EXHIBIT A

                                  PRICING GRID
     ------------------- ---------------------------- -------------------- --------------------- --------------------
                         SUMMARY CRITERIA (CASH                              EURODOLLAR RATE
     LEVEL               FLOW LEVERAGE RATIO)          BASE RATE MARGIN           MARGIN             UNUSED FEE
     ------------------- ---------------------------- -------------------- --------------------- --------------------

     I                   < 1.00                              0.00%                0.750%               0.175%
     ------------------- ---------------------------- -------------------- --------------------- --------------------

     II                    1.00 but < 1.50                   0.00%                0.875%               0.250%
     ------------------- ---------------------------- -------------------- --------------------- --------------------

     III                   1.50                              0.00%                1.050%               0.300%
     ------------------- ---------------------------- -------------------- --------------------- --------------------

                  "Level I Status" exists if, as of the date of determination, the Cash Flow Leverage Ratio of the Borrower is less than 1.00 to 1.

                  "Level II Status" exists if, as of the date of determination, the Cash Flow Leverage Ratio of the Borrower is 1.00 to 1 or greater, but less than 1.50 to 1.

                  "Level III Status" exists if, as of the date of determination, the Cash Flow Leverage Ratio of the Borrower is 1.50 to 1 or greater.

                                                                       EXHIBIT B

                                 PROMISSORY NOTE

$25,000,000                                              Minneapolis, Minnesota
                                                               January 31, 2000

                  For value received, Analysts International Corporation, a Minnesota corporation (the "Borrower"), promises to pay to the order of Norwest Bank Minnesota, National Association, a national banking association (the "Bank"), at its main office in Minneapolis, Minnesota, or at such other place as the holder hereof may hereafter from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of Twenty-Five Million Dollars and No Cents ($25,000,000), or so much thereof as is advanced by the Bank to the Borrower pursuant to the Credit Agreement of even date herewith between the Borrower and the Bank (together with all amendments, modifications and restatements thereof, the "Credit Agreement"), and to pay interest on the principal balance of this Note outstanding from time to time at the rate or rates determined pursuant to the Credit Agreement.

                  This Note is issued pursuant to, and is subject to, the Credit Agreement, which provides (among other things) for the amount and date of payments of principal and interest required hereunder, for the acceleration of the maturity hereof upon the occurrence of an Event of Default (as defined therein) and for the voluntary prepayment hereof. This Note is the "Note," as defined in the Credit Agreement.

                  The Borrower shall pay all costs of collection, including reasonable attorneys' fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.

                  Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

                               ANALYSTS INTERNATIONAL CORPORATION

                               By
                                  -------------------------------------------
                                    Marti R. Charpentier
                                    Its Chief Financial Officer

                                                                       EXHIBIT C

                             COMPLIANCE CERTIFICATE

                                             --------------------------, ------



Norwest Bank Minnesota, National Association
7900 Xerxes Avenue South, Suite 160
Bloomington, Minnesota 55431-2206
Attention: Richard G. Trembley

                             COMPLIANCE CERTIFICATE

Ladies and Gentlemen:

                  Reference is made to the Credit Agreement (the "Credit Agreement") dated January 31, 2000 entered into between Norwest Bank Minnesota, National Association and Analysts International Corporation (the "Borrower").

                  All terms defined in the Credit Agreement and not otherwise defined herein shall have the meanings given them in the Credit Agreement.

                  This is a Compliance Certificate submitted in connection with the Borrower's financial statements (the "Statements") as of _____________________, 200__ (the "Effective Date").

                  I hereby certify to you as follows:

         1. I am the chief financial officer of the Borrower, and I am familiar with the financial statements and financial affairs of the Borrower.

         2. The Statements, and the computations below, have been prepared in accordance with GAAP.

         3. If the Effective Date is a Covenant Computation Date, the following computations set forth the Borrower's compliance or non-compliance with the requirements set forth in the Financial Covenants as of the Effective Date:


                                                               ACTUAL                             REQUIRED

SECTION 5.9 CASH FLOW LEVERAGE RATIO
Total Funded Debt               $___________
EBITDA                          $___________

Total Funded Debt:EBITDA                                       __________________                   2.0:1



                                                               ACTUAL                             REQUIRED

SECTION 5.10 DEBT SERVICE COVERAGE RATIO
EBITDA

- Capital Expenditures          $___________
- Taxes                         $___________
- Restricted Payments           $___________
+ Permitted Restricted
     Payments (Section 6.5(a))  $___________
= Debt Service Cash Flow (a)    $___________

Debt Service Requirement
Principal Payments              $___________
+Interest Payments              $___________
=Total Debt Service
     Requirements (b)           $___________

Debt Service Coverage Ratio (a:b)                              __________________                  1.50:1

SECTION 5.11 CAPITALIZATION RATIO

Total Funded Debt (a)           $___________

Total Funded Debt (b)           $___________
Net Worth (c)                   $___________

Capitalization Ratio (a:(b+c))                                 __________________                  0.30:1

SECTION 6.13 CAPITAL EXPENDITURES

Capital Expenditures                                           $___________________               < $5,000,000/
                                                                                                    12 months

                  Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of, the financial covenants referred to above.

         4. I have no knowledge of the occurrence of any Default or Event of Default under the Credit Agreement, except as set forth in the attachments, if any, hereto.

                            Very truly yours,

                            ANALYSTS INTERNATIONAL CORPORATION

                            By
                                -----------------------------------------------
                                Its
                                    -------------------------------------------

                                                                    SCHEDULE 4.4


                                  SUBSIDIARIES

                 ENTITY                            JURISDICTION OF ORGANIZATION             OWNERSHIP BY BORROWER
                 ------                            ----------------------------             ----------------------
                 AiC Analysts Ltd.                 United Kingdom                                    100%

                                                                    SCHEDULE 6.1

                                 PERMITTED LIENS

                                      None

                                                                    SCHEDULE 6.2


                             PERMITTED INDEBTEDNESS

Note Purchase Agreement dated December 30, 1998 for $20,000,000 7.00% Senior Notes Due December 30, 2006.

                                                                    SCHEDULE 6.3

                              PERMITTED GUARANTIES

                                      None